UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2014

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 751-7507

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2014, Natural Resource Partners L.P. (the “Partnership”), together with GP Natural Resource Partners LLC and NRP (GP) LP (collectively, the “NRP Parties”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Wells Fargo Securities, LLC as representatives of the underwriters set forth in Schedule 1 to the Underwriting Agreement (collectively, the “Underwriters”), relating to the public offering of 8,500,000 common units representing limited partnership interests in the Partnership (the “Common Units”), at a public offering price of $12.02 per common unit ($11.54 per Common Unit net of underwriting discounts). Corbin J. Robertson, Jr., the Partnership’s Chairman and Chief Executive Officer, and certain members of his family and his or their affiliated entities purchased 1,039,933 Common Units in the offering at the public offering price. The Underwriters will receive no discount or commissions on the sale of the Common Units to Mr. Robertson and his affiliates. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase an additional 1,275,000 Common Units from the Partnership.

The Partnership expects the closing of the transactions under the Underwriting Agreement to occur on October 10, 2014, subject to customary closing conditions. The Partnership expects to receive net proceeds from the sale of the Common Units sold pursuant to the Underwriting Agreement of approximately $98.3 million (after deducting underwriting discounts and commissions and estimated expenses), plus a related capital contribution of approximately $2.1 million by the Partnership’s general partner to maintain its 2.0% general partner interest in the Partnership. The Partnership intends to use the net proceeds from the offering to fund a portion of the purchase price of its pending acquisition of non-operated working interests in oil and gas assets in the Williston Basin.

The offering was made pursuant to the Partnership’s shelf registration statement on Form S-3 (File No. 333-180907) filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2012, which was declared automatically effective by the SEC.

The Underwriting Agreement contains customary representations, warranties, and agreements by the NRP Parties, customary conditions to closing, and indemnification obligations of the NRP Parties and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

1.1	Underwriting Agreement, dated as of October 6, 2014, by and among Natural Resource Partners L.P., GP Natural Resource Partners LLC and NRP (GP) LP, and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters set forth in Schedule 1 to the Underwriting Agreement.

5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the offered units.

8.1	Opinion of Vinson & Elkins L.L.P. regarding tax matters.

23.1	Consent of Vinson & Elkins L.L.P. (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.

	By:	NRP (GP) LP,
its General Partner

	By:	GP Natural Resource Partners LLC,
its General Partner

Dated: October 8, 2014		By:	/s/ Kathryn S. Wilson
Kathryn S. Wilson
Vice President and General Counsel